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VERITAS Software Corporation

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     The following letter was sent by VERITAS Software Corporation to certain institutional holders of VERITAS Software common stock beginning on May 8, 2003.

[VERITAS Software Letterhead]

May 6, 2003

Re: Annual Meeting of VERITAS Software Corporation

Dear VERITAS Software Stockholder:

     Recently, you should have received proxy materials describing the actions to be taken at our upcoming annual meeting on May 13, 2003. We would like to take this opportunity to highlight two proposals that are of particular importance to our company: Proposal 2, Adoption of 2003 Stock Incentive Plan and Proposal 3, a stockholder proposal to expense future stock option grants.

The Board of Directors strongly recommends a vote FOR Proposal No. 2, Adoption of 2003 Stock Incentive Plan.

     Our ability to attract and retain world-class employees would be seriously compromised if the 2003 Stock Incentive Plan is not approved by stockholders. Stock options and other equity-based incentives are critical to attracting and retaining the most qualified employees and aligning their long-term interests with those of our stockholders. Our existing employee stock plan expires in October 2003. If the 2003 Stock Incentive Plan is not approved by stockholders, we will no longer be able to offer stock options and other equity-based incentives to our employees, and we think this would put our company at a serious competitive disadvantage.

     The number of shares reserved for issuance under the 2003 Stock Incentive Plan would be 14,000,000, which represents approximately 3.4% of our outstanding common stock. We designed the 2003 Stock Incentive Plan to fall within the allowable caps on shareholder value transfer and voting power dilution identified by Institutional Shareholder Services, and ISS has recommended a vote for approval of the 2003 Stock Incentive Plan.

The Board of Directors strongly recommends a vote AGAINST Proposal No. 3, Stockholder Proposal to Expense Future Stock Option Grants to Senior Company Executives.

     We believe that the decision to expense stock options should be made only after the Financial Accounting Standards Board, the Securities and Exchange Commission and other appropriate regulatory bodies reach a consensus and provide public companies with direction and guidance on this hotly debated topic. Although FASB has announced that it will require companies to expense stock options, it has indicated that many details must still be determined and that final rules will not be effective until next year at the earliest. We intend to comply fully with any new accounting standards once they are effective. However, while FASB and other regulatory bodies are working out the details on stock option expensing, we believe that it is in the best interest of our stockholders to follow the most widely used industry practice. Stock option expensing poses difficult valuation problems and would make it more difficult for investors to compare our financials with those of our competitors if we expensed options before our competitors do. In addition, expensing stock options in advance of our competitors may force us to reduce our stock option awards below market levels which could place us at a significant disadvantage in attracting and retaining the most qualified employees. Finally, we note that we already disclose the pro forma effect of expensing stock options in the notes to our financial statements.

     We appreciate your time and attention to these important matters and thank you for your continued support.

/s/ Gary L. Bloom	/s/ Edwin Gillis

Gary L. Bloom Chairman of the Board, President and Chief Executive Officer	Edwin Gillis Executive Vice President, Finance and Chief Financial Officer